EXHIBIT 23.1


                         CONSENT OF INDEPENDENT AUDITORS


The Board of Directors
Magnitude Information Systems, Inc. and Subsidiaries

As independent public accountants, we hereby consent to the inclusion in a Form SB-2 Registration Statement of Magnitude Information Systems, Inc. and Subsidiaries, filed with the Commission on or about April 11, 2005, of our report dated March 2, 2005 on the consolidated financial statements of Magnitude Information Systems, Inc. and Subsidiaries for the fiscal years ended December 31, 2004 and 2003 and to all references to our Firm included in this Registration Statement.


/s/Rosenberg Rich Baker Berman & Company
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Rosenberg Rich Baker Berman & Company
Bridgewater, New Jersey
April 11, 2005